INTERNATIONAL BUSINESS COMPANIES ACT, 2000 ("the Act")
Section 15(7)

Certificate of Compliance with Requirements of
the Act on Application for Registration

RE: GLOBAL ENVIRONMENTAL ENERGY CORP.

     I, Edward D.  Roberts,  Jr.,  of the Eastern  District of the Island of New Providence one of the Islands of the Commonwealth of The Bahamas, hereby certify that I am the Counsel and Attorney of the Supreme Court of the Commonwealth of The Bahamas  engaged in the formation of the  captioned  company and that to the best of my knowledge and belief all of the requirements of the Act in respect of the registration of the captioned company have been complied with.

Dated this 30th day of July, A.D. 2004.

Edward D. Roberts, Jr.

E. DAWSON ROBERTS & COMPANY
Magna Carta Court
Parliament Street
P.O. Box N-918
Nassau, N.P.
The Bahamas

COMMONWEALTH OF THE BAHAMAS

Memorandum of Association

of

GLOBAL ENVIRONMENTAL ENERGY CORP.

International Business Companies Act 2000
Company Limited by Shares

FIRST.	The name of the corporation is GLOBAL ENVIRONMENTAL ENERGY CORP.

SECOND.
Its  Registered  Office in the  Commonwealth  of The  Bahamas is to be located in the  Chambers of E. Dawson  Roberts & Company,  Magna Carta Court, Parliament and Shirley Streets, Nassau, Bahamas. The Registered Agent in charge  thereof is E. Dawson  Roberts & Company,  Magna Carta Court, Parliament and Shirley Streets, Nassau, Bahamas.

THIRD.
The nature of the business and the objects and purposes proposed to be transacted,  promoted  and carried on, are to do any or all the things herein  mentioned,  as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

"The  objects  and  purposes of the Company are to engage in any object or purpose not  prohibited  by the  International Business  Companies  Act,  2000, or by any other law for the time being in force in The Bahamas."

FOURTH.
The  shares in the  Company  shall be issued  in the  currency  of the United States of America.  The total authorized capital of the Company shall be  US$202,000.00.  The Company shall be authorized to issue two (2) classes of Shares.  One class shall be  designated as COMMON STOCK and shall be voting  stock of the Company and the other class shall be PREFERRED  STOCK which shall be non-voting  stock of the Company.  The total number of Shares of COMMON STOCK which the Company is authorized to issued on ONE  BILLION (1,000,000,000)  SHARES,  with a par value of  two-one hundreths of one cent ($0.0002)  each.  The total number of Shares of PREFERRED  STOCK which the Company  shall have  authority to issue shall be TWENTY MILLION  (20,000,000)  SHARES which shall have a par value of one hundredth of a cent  ($0.0001)  each and which may be issued in series, The terms, conditions and character of the PREFERRED STOCK  shall be fixed by the Board of  Directors  of the company at or prior  to the  time  any of such  PREFERRED  STOCK  is  issued  by the Company.

FIFTH.	The name and mailing address of the incorporators are as follows:

NAME	ADDRESS

Edward Dawson Roberts	P.O. Box N-918, Nassau, Bahamas
Edward Dawson Roberts, Jr.	P.O. Box N-918, Nassau, Bahamas

SIXTH.
The powers of the  incorporators  are to terminate  upon filing of the certificate  of  incorporation,  and the name(s) of persons who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify as follows:

DR. CHRISTOPHER MCCORMACK
DR. ALBERT REYNOLDS
MR. SALIM GHAFARI

SEVENTH. .
The  Directors  shall  have  power to make  and to alter or amend  the Articles  of  Association  of the  Company,  to fix the  amount  to he reserved as working capital, and  to  authorize  and  cause  to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Company

With the consent in writing,  and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding,  the Directors shall have the  authority  to  dispose,  in any  manner,  of the whole property of the Company.

The Articles of Association of the Company shall determine whether and to what extent the accounts and books of this Company,  or any of them shall he open to the inspection of the stockholders, and  no stockholder shall have any right of inspecting any account, or book or document of this Company, except as conferred by the law or the Articles of Association of the Company, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Company outside of the Commonwealth  of The  Bahamas,  at such  places as may be from time to time  designated by the Articles of  Association  of the Company or by resolution of the stockholders or directors, except as otherwise required by the laws of The Commonwealth of The Bahamas.

.
It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall,  except where otherwise specified in said  paragraph,  be nowise  limited or  restricted by reference to or inference  from the terms of any other  clause  or  paragraph  in this Memorandum of Association,  but that the objects,  purposes and powers specified  in the  Third  paragraph  and to  each  of the  clauses  or paragraphs  of the charter shall be regarded as  independent  objects, purposes and powers

EIGHTH.
Directors of the Company  shall not be liable to either the Company or its stockholders for monetary damages for a breach of fiduciary duties unless the breach  involves  (1) a  director's  duty of loyalty to the Company or its  stockholders;  (2) acts or omissions not in good faith or which resolve intentional misconduct or a knowing violation of law; (3)  liability  for unlawful  payments of dividends or unlawful  stock purchases or redemption by the corporation;  or (4) a transaction from which the director derived an improper personal benefit.

WE, THE UNDERSIGNED, far the purpose of forming a Company under the laws of the  Commonwealth  of The Bahamas,  do make,  file and record this Memorandum of Association  and do certify that the facts herein are true, and We have accordingly hereunto set our hands.

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS

1.	Edward Dawson Roberts
P.O. Box N - 918
Nassau, Bahamas

2.	Edward Dawson Roberts, Jr
P.O. Box N-918
Nassau, Bahamas

Dated at Nassau, New Providence, The Bahamas, this 30th day of July, A.D. 2004.

/s/ Edward Dawson Roberts Dawson Roberts
Edward Dawson Roberts, Jr.
P.O. Box N-9
Nassau, Bahamas

/s/Edward Dawson Roberts, Jr.
Edward Dawson Roberts, Jr.
P.O. Box N-918
Nassau, Bahamas

WITNESS to the above signatures:

/s/Marlene Judith Albury
Marlene Judith Albury